SUB-ITEM 77Q1:  Exhibits


FEDERATED MDT STOCK TRUST

Amendment No. 8
to the
AMENDED & RESTATED
DECLARATION OF TRUST

Dated May 19, 2000


     This Declaration of Trust is amended as follows:

     Strike the first paragraph of Section 5 -
Establishment and Designation of Series or Class, of
Article III - BENEFICIAL INTEREST from the Declaration of
Trust and substitute in its place the following:
      Section 5.  Establishment and Designation of Series
or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

Federated MDT Stock Trust
Class A Shares
R6 Shares
Institutional Shares
Service Shares

     The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 10th day of February, 2016, to become effective on _June 6, 2016.

     Witness the due execution this 10th day of February, 2016.





/s/ John F. Donahue     /s/ Peter E. Madden
John F. Donahue         Peter E. Madden


/s/ John T. Collins     /s/ Charles F. Mansfield, Jr.
John T. Collins         Charles F. Mansfield, Jr.


/s/ J. Christopher Donahue     /s/ Thomas M. O'Neill
J. Christopher Donahue         Thomas M. O'Neill


/s/ G. Thomas Hough     /s/ P. Jerome Richey
G. Thomas Hough          P. Jerome Richey


/s/ Maureen Lally-Green     /s/ John S. Walsh
Maureen Lally-Green         John S. Walsh